Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fair Isaac Corporation:

We consent to the use of our report dated November 10, 2004, with respect to the consolidated balance sheets of Fair Isaac Corporation and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2004, incorporated herein by reference. Our report refers to a change in the Company’s method of accounting for goodwill in fiscal year 2003.

/s/ KPMG LLP

San Diego, California
December 13, 2004

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